Exhibit 99.1

NeOnc Technologies and Quazar Investment Set to Close $50 Million Strategic Partnership by October 23rd

Following Final UAE Tax Approvals

CALABASAS, Calif., Oct. 06, 2025 (GLOBE NEWSWIRE) — NeOnc Technologies Holdings, Inc. (NTHI) (“NeOnc” or the “Company”), a multi-Phase 2 clinical-stage biopharmaceutical company pioneering therapies for central nervous system (CNS) cancers, today announced a significant milestone in its partnership with Quazar Investment. Following the receipt of all necessary tax identification and regulatory approvals from the United Arab Emirates (UAE), the closing of the previously announced $50 million strategic partnership is mandated to occur no later than October 23rd, 2025, as stipulated by the definitive signed agreement.

The finalization of these administrative requirements in the UAE officially starts the countdown for the funding to be completed. The partnership is centered around the Abu Dhabi-based operating subsidiary NuroCure, which is overseen by NeOnc’s wholly-owned holding company, NuroMENA Holdings Ltd. The collaboration is designed to launch and scale clinical trials, regulatory filings, and infrastructure development across the UAE and the broader Middle East and North Africa (MENA) region.

NuroMENA Holdings was officially incorporated in the Abu Dhabi Global Market on August 6, 2025, a key step that satisfied all contingencies for the finalization of the $50 million collaboration with Quazar Investment. This strategic partnership will help accelerate the development of NeOnc’s therapeutic pipeline, including its NEO100 and NEO212 clinical programs.

“The finalization of the administrative and regulatory requirements in the UAE was the last step needed to formalize the timeline for closing this transformative partnership,” said Amir Heshmatpour, Executive Chairman and President of NeOnc Technologies. “We anticipate the closing to take place no later than October 23rd under the definitive agreements that have now been executed. This transaction represents a pivotal milestone empowering us to initiate ALL FOUR of our upcoming clinical trials: NEO100-01 and NEO100-02, as well as NEO212, all advancing into Phase 2a/2b, and NEO100-03, our first pediatric brain cancer program entering Phase 1. Supported by our significantly expanded Scientific Advisory Board including Dr. Henry Friedman (Duke University), Dr. Alexandra Miller (NYU Langone Health), Dr. David Ashley (Duke University), and Dr. Thomas Chen (Keck Medicine of USC) and in collaboration with Cleveland Clinic UAE, we are determined to impact the global standard of care and bring new hope to families suffering from brain cancer.”

The strategic agreement with Quazar, a prominent Abu Dhabi-based investment firm with over $3.3 billion in assets under management, involves a significant equity investment in NeOnc. A portion of the funds, $15 million, is specifically allocated for the Phase 2B clinical trials and infrastructure development in the UAE and the wider MENA region. The partnership will leverage the UAE’s advanced clinical trial infrastructure, including facilities like the Cleveland Clinic Abu Dhabi, which operates under U.S. FDA protocols.

ABOUT NEONC TECHNOLOGIES HOLDINGS, INC.

NeOnc Technologies Holdings, Inc. is a clinical-stage life sciences company focused on the development and commercialization of central nervous system therapeutics that are designed to address the persistent challenges in overcoming the blood-brain barrier. The company’s NEO™ drug development platform has produced a portfolio of novel drug candidates and delivery methods with patent protections extending to 2038. These proprietary chemotherapy agents have demonstrated positive effects in laboratory tests on various types of cancers and in clinical trials treating malignant gliomas. NeOnc’s NEO100™ and NEO212™ therapeutics are in Phase II human clinical trials and are advancing under FDA Fast-Track and Investigational New Drug (IND) status. The company has exclusively licensed an extensive worldwide patent portfolio from the University of Southern California consisting of issued patents and pending applications related to NEO100, NEO212, and other products from the NeOnc patent family for multiple uses, including oncological and neurological conditions.

For more about NeOnc and its pioneering technology, visit neonc.com.

Important Cautions Regarding Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “budget,” “forecast,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “evaluating,” or similar words. Statements that contain these words should be read carefully, as they discuss our future expectations, projections of future results of operations or financial condition, or other forward-looking information.

Examples of forward-looking statements include, among others, statements regarding whether a definitive agreement will be reached with Quazar. These statements reflect our current expectations based on information available at this time, but future events may differ materially from those anticipated.

The “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, along with other cautionary language in that report or in our subsequent filings, outlines important risks and uncertainties. These may cause our actual results to differ materially from the forward-looking statements herein, including but not limited to the failure to finalize the agreement with Quazar, modifications to its terms, or alternative uses of proceeds.

We assume no obligation to revise or update any forward-looking statements, whether as a result of new information, future developments, or otherwise, except as required by applicable securities laws and regulations.

“NEO100” and NEO “212” are registered trademarks of NeOnc Technologies Holdings, Inc.

Company Contact:

info@neonc.com

Investor Contact:

James Carbonara

Hayden IR

(646)-755-7412

James@haydenir.com